Exhibit 99.1

Mindspeed Announces Preliminary Fiscal First Quarter 2010 Results

Mindspeed Expects Revenue above the Midpoint of Its Previously Announced Guidance Range and Expects Record Non-GAAP Earnings per Share

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--January 13, 2010--Mindspeed Technologies, Inc. (NASDAQ:MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced preliminary results for its fiscal first quarter of 2010, which ended on January 1, 2010. The company now expects revenues in its fiscal first quarter of 2010 to be approximately $37.0 million. The company's previous guidance for fiscal first quarter revenue was to be in the range of $36.1 million to $37.5 million.

In addition, the company now anticipates non-GAAP gross margin for its fiscal first quarter to be approximately 63.7 percent, exceeding previous guidance of 62.5 to 63.0 percent, and GAAP gross margin to be approximately 63.6 percent. The company also expects non-GAAP operating expenses to be approximately $21.3 million and GAAP operating expenses to be approximately $23.1 million, resulting in non-GAAP earnings per share of approximately $0.07 and GAAP loss per share of approximately $(0.01). The approximate non-GAAP earnings per share is the highest level of profitability the company has achieved as a public company, excluding the benefit from patent sales in previous periods.

"We are very pleased with the progress in our business model as evidenced by the strong operating performance, profitability and cash generation that we expect for the fiscal first quarter of 2010. Overall, we were also pleased with the market trends and the demand dynamics in the fiscal first quarter, which met or exceeded our expectations at the beginning of the quarter. Importantly, we are currently participating in multiple, exciting growth product cycles within our multiservice access (MSA) and high-performance analog (HPA) businesses and are continuing to see strengthening, broad-based, global demand from numerous tier one customers, particularly in China,” said Raouf Halim, chief executive officer of Mindspeed.

Mindspeed is scheduled to release its final earnings results for the fiscal first quarter of 2010 on January 25, 2010.

Fiscal First Quarter 2010 Conference Call

Mindspeed will conduct a conference call announcing its fiscal first quarter 2010 results on Monday, January 25, 2010, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. To listen to the conference call via telephone, call 800-593-9968 (domestic) or 210-795-2680 (international); password: Mindspeed. To listen via the Internet, please visit the Investors section of Mindspeed's web site at www.mindspeed.com. Replay of the conference will be available via telephone one hour after it concludes for a period of 30 days by calling 888-568-0879 (domestic) or 203-369-3206 (international). Replay will also be available on Mindspeed’s web site at www.mindspeed.com during such 30 day period.

About Mindspeed Technologies®

Mindspeed Technologies, Inc. designs, develops and sells semiconductor solutions for communications applications in the wireline and wireless network infrastructure, which includes today's separate but interrelated and converging enterprise, broadband access, metropolitan and wide area networks. Our products are classified into three focused product families: multiservice access, high-performance analog and wide area networking communications. Our products are sold to original equipment manufacturers (OEMs) for use in a variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers, digital loop carrier equipment, IP private branch exchanges (PBXs), optical modules, broadcast video systems and wireless base station equipment.

Safe Harbor Statement

We are unable to provide a reconciliation of the preliminary non-GAAP measures to GAAP measures because we have not yet determined final numbers for items such as special charges, asset impairments, employee separation costs and stock-based compensation related expenses. For a discussion of our use of non-GAAP financial measures, please refer to our earnings release dated October 26, 2009 and our Current Report on Form 8-K furnished to the SEC on the same date. A complete reconciliation of non-GAAP measures to GAAP measures will be provided when we release final earnings results for the fiscal first quarter of 2010 on January 25, 2010.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the company's expectations, goals or intentions, including, but not limited to, expected levels of revenue, gross margin and earnings and loss per share, which are preliminary and subject to change as we complete our review of the first quarter of fiscal 2010, the strength of our operating performance, growth product cycles, product demand, market trends and cash generation. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: cash requirements and terms and availability of financing; future operating losses; worldwide political and economic uncertainties, and specific conditions in the markets we address; fluctuations in the price of our common stock and our operating results; loss of or diminished demand from one or more key customers or distributors; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; pricing pressures and other competitive factors; successful development and introduction of new products; doing business internationally and our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; business acquisitions and investments; and our ability to utilize our net operating loss carry-forwards and certain other tax attributes. Risks and uncertainties that could cause the company's actual results to differ from those set forth in any forward-looking statement are discussed in more detail under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended October 2, 2009, as well as similar disclosures in the company's subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Press Relations Contact:
Magnet PR Group
Lisa Briggs, 949-305-5131
lisab@magnetprgroup.com
or
Investor Relations Contact:
Mindspeed Technologies, Inc.
Andrea D. Williams, 949-579-3111